For period ended 11/30/2012                      Series 49,50,51,52
File Number 811-7852

Sub-Item 77I(b):  Terms of new or amended securities
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On June 8, 2012, the Registrant commenced the offering of four new funds known as the Cornerstone Conservative Fund, Cornerstone Equity Fund, Cornerstone Moderately Conservative Fund, and the Cornerstone Aggressive Fund.